Exhibit 99.1

NPS Update on Preos Manufacturing

SALT LAKE CITY, Jun 11, 2002 /PRNewswire-FirstCall via COMTEX/ — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today provided the following additional information regarding the previously announced problem with the manufacture of clinical supplies of Preos(TM), its proprietary drug candidate for the treatment of osteoporosis.

NPS is currently conducting a Phase III clinical study of Preos in approximately 2,600 women with osteoporosis. Patients participating in the study receive a daily injection using an injector pen which is designed to contain a two-week supply of drug or placebo. On May 15, 2002, NPS reported that clinical supplies of Preos were not able to be produced that met the company’s release specifications, and that the manufacturer and the company were conducting an extensive review of fill and finish procedures to assess and correct the problem. The company notes that clinical supplies of Preos currently in use by patients in the Phase III trial have met all release specifications. Furthermore, ongoing monitoring of these supplies indicates that none of this material has deteriorated in quality, and testing of reference samples retained by NPS confirms the quality of previously released material. However, these supplies are only sufficient to allow the trial to proceed without interruption or modification until late September.

Preos is a lyophilized powder that is reconstituted into a liquid when inserted into its injector pen. The company requires that the reconstituted drug remain stable in liquid form for two weeks under refrigeration. Recent production batches have exhibited precipitation of reconstituted drug in the injector pen before expiration of the two-week time period.

The company has been working to solve this problem and now believes it has identified certain steps in the process used to prepare finished drug which can be modified to eliminate precipitation during the period of use by patients. The company has made certain process modifications that have led to progress in making batches of finished drug which are closer to meeting the company’s release specifications. Based upon this progress and ongoing efforts the company believes it can implement a solution to this problem in time to avoid any disruptions to the trial. NPS plans to provide an update in July on its efforts to resolve this issue.

Dr. Hunter Jackson, NPS’s Chairman and CEO, will review this and other topics during his presentation at the Goldman, Sachs & Co. Twenty-Third Annual Healthcare Conference in Dana Point, California on Thursday, June 13, at 8:20 am PDT. A live webcast of Dr. Jackson’s remarks can be accessed via the following link: https://www.gs.com/ir/conf (username: conference/confd, password: healthcare). Replays will be available within 24 hours after the presentation has concluded and will be archived and accessible at the same link for 60 days.

NPS discovers, develops, and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral disorders, and central nervous system disorders. The company has drugs in various stages of clinical development and several preclinical product candidates. Additional information on NPS is available on the company’s website, http://www.npsp.com .

NOTE: Statements included within this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from those described herein. Such risks and uncertainties include: we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; we are dependent on third parties to manufacture and store clinical and commercial supplies of PREOS and failure to secure adequate manufacturing and storage sources for our products could result in disruption, or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of June 11, 2002, and we undertake no duty to update this information. A more complete description of these risks can be found in our Annual Report on Form 10K for the year ended December 31, 2001 and in our quarterly report on Form 10-Q for the first quarter of 2002 filed with the Securities and Exchange Commission.

SOURCE NPS Pharmaceuticals, Inc.; CONTACT: David L. Clark, Vice President, Operations of NPS Pharmaceuticals, Inc., direct, +1-801-584-5415, cell, +1-801-201-1371

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